Exhibit 99.1

Aimmune Therapeutics Announces First Quarter 2017 Financial Results

BRISBANE, California, May 8, 2017 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (Characterized Oral Desensitization ImmunoTherapy) treatments for life-threatening food allergies, today announced financial results for first quarter 2017.  As of March 31, 2017, cash, cash equivalents and investments totaled $259.3 million.

“We continue to be very pleased with progress in PALISADE, our core Phase 3 trial of AR101 for peanut allergy, and we look forward to expanding our Phase 3 program with initiation of the RAMSES trial in the second quarter and the ARTEMIS trial around mid-year,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “At AAAAI earlier this year, we reported interesting new data from the PALISADE screening population, which support our thesis for RAMSES whereby omitting the oral food challenge may further improve tolerability of AR101 during up-dosing. The level of interest and enthusiasm in our clinical trials remains very high, and we are pleased that most of the study sites in PALISADE will also participate in RAMSES.”

Dr. Dilly continued, “Over the first quarter, we also made key senior management hires focused on defining our path to market and initiating activities to plan for a potential commercial launch of AR101. In addition, as recently announced, we are delighted to have Eric Bjerkholt now on board as CFO. We continue to have substantial financial resources, and I look forward to reporting on our progress in the months ahead.”

First Quarter and Recent Corporate Highlights

Reported new AR101 clinical data at AAAAI. In March, Aimmune reported new clinical data at the American Academy of Allergy, Asthma & Immunology (AAAAI) annual meeting showing 95% adherence to daily at-home dosing with AR101 (Phase 2 data) and underscoring a high need for therapy based on 583 patients screened for PALISADE in North America. A subset analysis also showed that the oral food challenge appears to prime the immune system prior to treatment as the percent of activated CD4+ effector T cells were significantly higher after individuals underwent the oral food challenge as compared to their pre-challenge levels. This finding supports the design of the RAMSES trial, which does not require an oral food challenge.

Appointed healthcare industry veteran Eric Bjerkholt as CFO. In April, Aimmune announced the appointment of Eric Bjerkholt as CFO. Mr. Bjerkholt was most recently CFO at Sunesis Pharmaceuticals, Inc., where he oversaw multiple aspects of governance, corporate relations, and other functions. Prior to Sunesis, he was CFO at IntraBiotics Pharmaceuticals, Inc., and LifeSpring Nutrition, Inc. Mr. Bjerkholt began his healthcare career at J.P. Morgan & Co. as an investment banker in New York and then launched the company’s Western U.S. healthcare practice.

First Quarter Financial Results

Cash, cash equivalents, and investments totaled $259.3 million at March 31, 2017, compared to $282.5 million at December 31, 2016. The decrease primarily reflects cash used in operations.

Net loss was $25.9 million in the first quarter of 2017, compared to a net loss of $15.5 million for the comparable period in 2016. On a per share basis, net loss for the first quarter of 2017 was $0.52, compared to net loss per share of $0.37 for the comparable period in 2016. The weighted average shares outstanding for the quarter were 50.1 million, compared to 41.7 million for the comparable period in 2016.

Research and development expenses for the first quarter of 2017 were $17.4 million, compared to $10.0 million for the comparable period in 2016. The increase was primarily due to increased clinical trial and contract manufacturing costs and additional personnel-related costs, including stock-based compensation expense, to support the AR101 clinical development program.

General and administrative expenses for the first quarter of 2017 were $8.9 million, compared to $5.7 million for the comparable period in 2016. The increase was primarily due to additional personnel-related costs, including stock-based compensation expense, to support the achievement of the company’s goals.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 PALISADE trial of AR101; Aimmune’s expectations for its RAMSES and ARTEMIS trials, including the timing of initiation of each trial; Aimmune’s expectation that the absence of a food challenge in the RAMSES trial could improve tolerability of AR101; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations regarding the sufficiency of its capital resources; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2016. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

# # #

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,
	2017 (Unaudited)	December 31, 2016 (1)
Assets
Cash and cash equivalents	$78,714	$124,010
Short-term investments	167,533	124,921
Prepaid expenses and other current assets	2,625	2,749
Total current assets	248,872	251,680
Long-term investments	13,065	33,602
Property and equipment, net	11,147	10,391
Prepaid expenses and other assets	3,205	3,116
Total assets	$276,289	$298,789

Liabilities and Stockholders’ Equity
Current liabilities	$10,223	$11,450
Other liabilities	1,348	1,367
Stockholders’ equity	264,718	285,972
Total liabilities and stockholders’ equity	$276,289	$298,789

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended March 31,
	2017	2016
Operating Expenses
Research and development(1)	$17,417	$9,976
General and administrative(1)	8,924	5,723
Total operating expenses	26,341	15,699
Loss from operations	(26,341)	(15,699)
Interest income, net	471	176
Net loss	$(25,870)	$(15,523)

Net loss per common share, basic and diluted	$(0.52)	$(0.37)
Shares used in computing net loss per common share, basic and diluted	50,069	41,694

(1) Includes stock-based compensation expenses of:
	Quarter Ended March 31,
	2017	2016
Research and development	$986	$945
General and administrative	2,607	1,586
Total stock-based compensation expenses	$3,593	$2,531

Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com